CHAPMAN AND CUTLER LLP
                             111 WEST MONROE STREET
                             CHICAGO, ILLINOIS 60603


                                 March 21, 2007





 First Trust Exchange-Traded Fund
 1001 Warrenville Road, Suite 300
 Lisle, Illinois 60532


        Re: First Trust Exchange-Traded Fund

Ladies and Gentlemen:

        We have served as counsel for First Trust Exchange-Traded Fund, a Massachusetts business trust (the "Trust") on behalf of its series, First Trust Value Line(R) 100 Exchange-Traded Fund (the "Acquiring Fund"), in connection with the Trust's filing of a registration statement on Form N-14 with the Securities and Exchange Commission on or about March 16, 2007 (the "Registration Statement") with respect to the registration of the Acquiring Fund's shares of beneficial interest, par value $0.01 per share (the "Shares"), to be issued in exchange for the assets of First Trust Value Line(R) 100 Fund, a Massachusetts business trust (the "Acquired Fund"), as described in the Registration Statement and pursuant to that certain Agreement and Plan of Reorganization dated March 21, 2007 by and among the Trust, the Acquiring Fund, the Acquired Fund and First Trust Advisors L.P. (the "Agreement").

        In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinions of Bingham McCutchen LLP, dated March 21, 2007, upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, and certain resolutions adopted by the Trustees of the Trust at a meeting held on January 17, 2007 (the "Resolutions"), authorizing the Reorganization and the issuance of the shares on behalf of the Acquiring Fund, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

        Based upon the foregoing, we are of the opinion that:

        The Shares, when issued and sold in accordance with the Trust's Declaration of Trust dated as of August 8, 2003, the Trust's Amended and Restated Establishment and Designation of Series dated as of January 17, 2007 and the Resolutions and for the consideration described in the Agreement, and subject to compliance with the Securities Act of 1933, as amended, the

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First Trust Exchange-Traded Fund
March 16, 2007
Page 2 of 2


Investment Company Act of 1940, as amended, applicable state laws regulating the sale of securities, will be validly issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Acquiring Fund may under certain circumstances be held personally liable for its obligations.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-140482) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

                                   Respectfully submitted,



                                   CHAPMAN AND CUTLER LLP